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                                                                       EXHIBIT 9

                                    AMENDMENT

      AMENDMENT, dated as of December 6, 2000 (this "AMENDMENT"), with respect to that certain agreement (the "AGREEMENT"; capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Agreement), dated as of October 29, 2000, between About.com, Inc. ("ABOUT") and PRIMEDIA Inc. on behalf of itself and its wholly owned subsidiaries (collectively, "PRIMEDIA") pursuant to which About purchased $57,600,000 of Promotional Services from PRIMEDIA.

      WHEREAS, About has requested and PRIMEDIA has agreed to certain changes to the schedule of Promotional Services to be provided pursuant to the Agreement; and

      WHEREAS, in consideration of the scheduling changes About has agreed to certain amendments to the Agreement as set forth herein;

      NOW, THEREFORE in consideration of the premises, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      Section 1. AMENDMENT OF AGREEMENT. (a) The Agreement is hereby amended such that paragraph 1.4 is deleted in its entirety and replaced with the following:

      1.4 PRICE. About shall be charged for all Promotional Services under this Agreement at agreed upon rate card rates. With respect to Promotional Services for which there are no other regular users, the parties agree to negotiate pricing in good faith consistent with rates charged by PRIMEDIA for similar services. Except as expressly set forth herein, PRIMEDIA is not responsible for any expenses or fees relating to the Advertisements including without limitation any agency commissions or fees.

      (b) The Agreement is hereby amended such that paragraph 2 is deleted in its entirety.

      Section 2. GOVERNING LAW. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

      Section 3. MISCELLANEOUS. Except as otherwise provided herein, all provisions of the Agreement shall remain in full force and effect.

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      IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                About.com, Inc.

                                /s/ Scott Kurnit
                                -------------------------------------------
                                Name:  Scott Kurnit
                                Title: Chairman and Chief Executive Officer

                                PRIMEDIA Inc.

                                /s/ Beverly Chell
                                -------------------------------------------
                                Name:  Beverly Chell
                                Title: Vice Chairman